EXHIBIT 3.1.1

Industry Canada	Industrie Canada

Certificate of Amendment Canada Business Corporations Act	Certificat de modification Loi canadienne surles sociétés par actions
TransCanada Corporation Corporate name/Dénomination sociale 414844-4 Corporation number/Numéro de société
I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment

JE CERTIFIE que les statuts de la société
susmentionnée sont modifiés aux terms de
l'article 179 de la Loi canadienne sur les
sociétés par actions, tel qu'il est indiqué dans les
clauses modificatrices ci-jointes.

Signed A. Aomari Aiïssa Aomari Deputy Director / Directeur adjoint 2010-06-23 Date of Amendment (YYYY-MM-DD) Date of modification (AAAA-MM-JJ)